The Specialty Metals Company

VIA EMAIL

September 29, 2010

Duncan Pursell
Jervois Mining Limited
10 Jamieson Street
Cheltenham, Victoria, Australia 3192

Re: Extension of 180 Day Initial Exploration Work Period

Dear Duncan,

Further to our phone discussions in August, EMC Metals would like to formally ask for a six month extension to spend the minimum A$500,000 on Initial Exploration Work pledged in the Exploration Joint Venture Agreement (the "Agreement"). That spend level (as defined in Section 4 of the Agreement), was due to be spent within 180 business days of the commencement of the Agreement.

As such, the key dates are as follows:

- Commencement Date: March 30th, 2010
- End of Initial Works Period: December 15th, 2010 (180 business days from Mar, 30, 2010)
- Summary Report Date: February 28th, 2011 (40 business days from Dec. 15, 2010)
- Election Date: March 16th, 2011 (60 business days from Dec. 15, 2011)
- Feasibility Study Delivery Date: February 28, 2012 (240 bus. days from Mar. 16, 2011)

As of September 15th, EMC has spent US$181,400 in qualifying expenses on the Joint Venture, and committed to another $60,000 in work to be completed by year end. It is unlikely that the remaining amount to reach the A$500,000 threshold will be invested in the time remaining to December 15th. We do anticipate financing for EMC to permit us to meet our commitments on the initial works with a six month extension (June 15th, 2011). The work program to do this is established, as is the vendor to carry out the independent lab test-work, and we believe that the final feasibility study delivery date of February 28th, 2012 can still be met with this time extension.

On this basis, EMC Metals requests a six month extension to June 15th 2011 of the Initial Works Period as specified in Section 4 of the Agreement. This amendment would generate corresponding changes to the Summary Report Date and the Election Date, but not to the Feasibility Study Delivery Date, which EMC will make every effort to target and meet.

Sincerely,

George Putnam
President and CEO

On behalf of the Board of Directors of
EMC METALS CORP.

D.C. Pursell (Man. Dir.)
Accepted & Agreed - Jervois Mining Limited